Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

OF TNAV HOLDINGS, INC.

A DELAWARE CORPORATION

AND

TELENAV, INC.

A DELAWARE CORPORATION

THIS AGREEMENT AND PLAN OF MERGER dated as of — —, 20— , (the “Agreement”) is between TNAV Holdings, Inc., a Delaware corporation (“TNAV Holdings”) and TeleNav, Inc., a Delaware corporation (“TeleNav”). TNAV Holdings and TeleNav are sometimes referred to herein as the “Constituent Corporations.”

R E C I T A L S

A. TNAV Holdings is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital — (—) shares of capital stock, of which there are designated — (—), $0.001 par value, shares of common stock (the “Common Stock”), — (—), $0.001 par value, shares of Series A Preferred Stock (the “Series A Preferred”), — (—), $0.001 par value, shares of Series B Preferred Stock (the “Series B Preferred”), — (—), $0.001 par value, shares of Series B Prime Preferred Stock (the “Series B Prime Preferred”), — (—), $0.001 par value, shares of Series C Preferred Stock (the “Series C Preferred”), — (—), $0.001 par value, shares of Series C Prime Preferred Stock (the “Series C Prime Preferred”), — (—), $0.001 par value, shares of Series D Preferred Stock (the “Series D Preferred”) and — (—), $0.001 par value, shares of Series E Preferred Stock (the “Series E Preferred”). The Series A Preferred, Series B Preferred, Series B Prime Preferred, Series C Preferred, Series C Prime Preferred, Series D Preferred and Series E Preferred are, together, referred to herein as the “Preferred Stock.” As of the date of this Agreement of Merger, 1,000 shares of Common Stock are issued and outstanding, all of which were held by TeleNav. No shares of Preferred Stock are outstanding.

B. TeleNav is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of Seven Hundred Eighty Million Two Hundred Ninety Six Thousand Seven Hundred Eighty (780,296,780) shares of capital stock, of which there are designated Five Hundred Million (500,000,000), $0.001 par value, shares of common stock (the “TeleNav Common Stock”), Four Million (4,000,000), $0.001 par value, shares of Series A Preferred Stock (the “TeleNav Series A Preferred”), Four Million Eight Hundred Twenty Eight Thousand Seven Hundred and Twenty Two (4,828,722), $0.001 par value, shares of Series B Preferred Stock (the “TeleNav Series B Preferred”), Five Million Eight Hundred Sixty Seven Thousand Nine Hundred Ninety Six (5,867,996), $0.001 par value, shares of Series B Prime Preferred Stock (the “TeleNav Series B Prime Preferred”), Sixty One Million Nine Hundred Forty Seven Thousand One Hundred Fifty (61,947,150), $0.001 par value, shares of Series C Preferred Stock (the “TeleNav Series C Preferred”), Twenty Eight Million Four Hundred Two Thousand Nine

Hundred Twelve (28,402,912), $0.001 par value, shares of Series C Prime Preferred Stock (the “TeleNav Series C Prime Preferred”), Sixty Two Million Seven Hundred Fifty Thousand (62,750,000), $0.001 par value, shares of Series D Preferred Stock (the “TeleNav Series D Preferred”) and One Hundred Twelve Million Five Hundred Thousand (112,500,000), $0.001 par value, shares of Series E Preferred Stock (the “TeleNav Series E Preferred”). The TeleNav Series A Preferred, TeleNav Series B Preferred, TeleNav Series B Prime Preferred, TeleNav Series C Preferred, TeleNav Series C Prime Preferred, TeleNav Series D Preferred and TeleNav Series E Preferred are, together, referred to herein as the “TeleNav Preferred Stock.” As of the record date of the meeting of stockholders at which this Agreement of Merger was approved, — shares of TeleNav Common Stock, — shares of TeleNav Series A Preferred, — shares of TeleNav Series B Preferred, — shares of TeleNav Series B Prime Preferred, — shares of TeleNav Series C Preferred, — shares of TeleNav Series C Prime Preferred, — shares of TeleNav Series D Preferred and — shares of TeleNav Series E Preferred were issued and outstanding.

C. The Board of Directors of TeleNav has determined that it is advisable and in the best interests of TeleNav that TeleNav merge with and into TNAV Holdings upon the terms and conditions herein provided.

D. The respective Boards of Directors of TNAV Holdings and TeleNav have approved this Agreement and have directed that this Agreement be submitted to a vote of their respective stockholders and executed by the undersigned officers.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, TNAV Holdings and TeleNav hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

I. MERGER

1.1 Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law, TeleNav shall be merged with and into TNAV Holdings (the “Merger”), the separate existence of TeleNav shall cease and TNAV Holdings shall be, and is herein sometimes referred as, the “Surviving Corporation,” and the name of the Surviving Corporation shall be TeleNav, Inc.

1.2 Filing and Effectiveness. The Merger shall be completed when the following actions shall have been completed:

(a) This Agreement and Merger was adopted and approved by the stockholders of TNAV Holdings and TeleNav in accordance with the requirements of the Delaware General Corporation Law on — —, 20— and — —, 20—, respectively;

(b) All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof; and

(c) An executed Agreement and Plan of Merger meeting the requirements of the Delaware General Corporation Law shall have been filed with the Secretary of State of the State of Delaware.

Pursuant to Section 252 of the Delaware General Corporation Law, the date and time when the Merger shall become effective, shall be the date upon which subsections (a), (b) and (c) of this Section 1.2 are satisfied is herein called the “Effective Date of the Merger.”

1.3 Effect of the Merger. Upon the Effective Date of the Merger, the separate existence of TeleNav shall cease and TNAV Holdings, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger, (ii) shall be subject to all actions previously taken by its and TeleNav’s Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of TeleNav in the manner more fully set forth in Section 259 of the Delaware General Corporation Law, (iv) shall continue to be subject to all of the debts, liabilities and obligations of TNAV Holdings as constituted immediately prior to the Effective Date of the Merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of TeleNav in the same manner as if TNAV Holdings had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law.

II. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Certificate of Incorporation. The Certificate of Incorporation of TNAV Holdings as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2 Bylaws. The Bylaws of TNAV Holdings as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3 Directors and Officers. The directors and officers of TNAV Holdings immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

III. MANNER OF CONVERSION OF STOCK

3.1 TeleNav Common Shares. Upon the Effective Date of the Merger, each share of TeleNav Common Stock, issued and outstanding immediately prior thereto shall by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for — fully paid and nonassessable shares of Common Stock, $0.001 par value, of the Surviving Corporation. No fractional share interests of Surviving Corporation Common Stock shall be issued. In lieu thereof, any fractional share interests to which a holder would otherwise be entitled shall be aggregated.

3.2 TeleNav Preferred Shares.

(a) Upon the Effective Date of the Merger, each share of TeleNav Series A Preferred, TeleNav Series B Preferred, TeleNav Series B Prime Preferred, TeleNav Series C Preferred, TeleNav Series C Prime Preferred, TeleNav Series D Preferred and TeleNav Series E Preferred,

$0.001 par value, issued and outstanding immediately prior to the Merger, which shares are convertible into such number of shares of TeleNav Common Stock as set forth in the TeleNav Certificate of Incorporation, as amended, shall by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into or exchanged for — fully paid and nonassessable shares of Series A Preferred, Series B Preferred, Series B Prime Preferred, Series C Preferred, Series C Prime Preferred, Series D Preferred and Series E Preferred of TNAV Holdings, $0.001 par value, respectively, having such rights, preferences and privileges as set forth in the Amended and Restated Certificate of Incorporation of the Surviving Corporation, which shares of Preferred Stock shall be convertible into the same number of shares of the Surviving Corporation’s Common Stock, $0.001 par value, as such share of TeleNav Preferred Stock was so convertible into immediately prior to the Effective Date of the Merger, subject to adjustment pursuant to the terms of the Certificate of Incorporation of the Surviving Corporation. No fractional share interests of Surviving Corporation Preferred Stock shall be issued. In lieu thereof, any fractional share interests to which a holder would otherwise be entitled shall be aggregated.

3.3 TeleNav Options, Warrants, Stock Purchase Rights and Convertible Securities.

(a) Upon the Effective Date of the Merger, the Surviving Corporation shall assume the obligations of TeleNav under, and continue, the option plans (including, without limitation, the 1999 Stock Option Plan, 2002 Executive Stock Option Plan, 2009 Equity Incentive Plan, and any and all nonplan option agreements) and all other employee benefit plans of TeleNav. Each outstanding and unexercised option, warrant, other right to purchase, or security convertible into, TeleNav Common Stock or TeleNav Preferred Stock (a “Right”) shall become, subject to the provisions in paragraph (c) hereof, an option, warrant, right to purchase or a security convertible into the Surviving Corporation’s Common Stock or Preferred Stock, respectively, on the basis of — of a share of the Surviving Corporation’s Common Stock or Preferred Stock, as the case may be, for each one share of TeleNav Common Stock or TeleNav Preferred Stock, as the case may be, issuable pursuant to any such Right, on the same terms and conditions and at an exercise price equal to the exercise price applicable to any such TeleNav Right at the Effective Date of the Merger. This paragraph 3.3(a) shall not apply to TeleNav Common Stock or TeleNav Preferred Stock. Such TeleNav Common Stock and TeleNav Preferred Stock are subject to paragraph 3.1 and 3.2, respectively, hereof.

(b) A number of shares of the Surviving Corporation’s Common Stock and Preferred Stock shall be reserved for issuance upon the exercise of options, warrants, stock purchase rights and convertible securities equal to the number of shares of TeleNav Common Stock and TeleNav Preferred Stock so reserved immediately prior to the Effective Date of the Merger.

(c) The assumed Rights shall not entitle any holder thereof to a fractional share upon exercise or conversion (unless the holder was entitled to a fractional interest immediately prior to the Merger). In lieu thereof, any fractional share interests to which a holder of an assumed Right (other than an option issued pursuant to TNAV Holdings’ 1999 Stock Option Plan, 2002 Executive Stock Option Plan, 2009 Equity Incentive Plan, and any nonplan option agreements) would otherwise be entitled upon exercise or conversion shall be aggregated (but only with other similar Rights which have the same per share terms).

Notwithstanding the foregoing, with respect to options issued under the TeleNav 1999 Stock Option Plan, 2002 Executive Stock Option Plan, 2009 Equity Incentive Plan, and nonplan option agreements that are assumed in the Merger, the number of shares of Common Stock to which the holder would be otherwise entitled upon exercise of each such assumed option following the Merger shall be rounded down to the nearest whole number and the exercise price shall be rounded up to the nearest whole cent. In addition, no “additional benefits” (within the meaning of Section 424(a)(2) of the Internal Revenue Code of 1986, as amended) shall be accorded to the optionees pursuant to the assumption of their options.

3.4 TNAV Holdings Common Stock. Upon the Effective Date of the Merger, each share of Common Stock, $0.001 par value, of TNAV Holdings issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by TNAV Holdings, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares.

3.5 Exchange of Certificates. After the Effective Date of the Merger, each holder of an outstanding certificate representing shares of TeleNav Common Stock or TeleNav Preferred Stock may be asked to surrender the same for cancellation to an exchange agent, whose name will be delivered to holders prior to any requested exchange (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation’s Common Stock or Preferred Stock, as the case may be, into which the surrendered shares were converted as herein provided. Until so surrendered, each outstanding certificate theretofore representing shares of TeleNav Common Stock or TeleNav Preferred Stock shall be deemed for all purposes to represent the number of shares of the Surviving Corporation’s Common Stock or Preferred Stock, respectively, into which such shares of TeleNav Common Stock or TeleNav Preferred Stock, as the case may be, were converted in the Merger.

The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Common Stock or Preferred Stock of the Surviving Corporation represented by such outstanding certificate as provided above.

Each certificate representing Common Stock or Preferred Stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of TeleNav so converted and given in exchange therefore, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

If any certificate for shares of the Surviving Corporation’s stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

IV. GENERAL

4.1 Covenants of TNAV Holdings. TNAV Holdings covenants and agrees that it will, on or before the Effective Date of the Merger:

(a) Qualify to do business as a foreign corporation in the State of California and in connection therewith irrevocably appoint an agent for service of process as required under the provisions of Section 2105 of the California General Corporation Law.

(b) File any and all documents with the California Franchise Tax Board necessary for the assumption by TNAV Holdings of all of the franchise tax liabilities of TeleNav.

(c) Take such other actions as may be required by the California General Corporation Law.

4.2 Further Assurances. From time to time, as and when required by TNAV Holdings or by its successors or assigns, there shall be executed and delivered on behalf of TeleNav such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by TNAV Holdings the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of TeleNav and otherwise to carry out the purposes of this Agreement, and the officers and directors of TNAV Holdings are fully authorized in the name and on behalf of TeleNav or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.3 Abandonment. At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either TeleNav or of TNAV Holdings, or of both, notwithstanding the approval of this Agreement by the stockholders of TeleNav or by the sole stockholder of TNAV Holdings, or by both.

4.4 Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretary of State of the State of Delaware, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders of either Constituent Corporation shall not: (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (2) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

4.5 Registered Office. The registered office of the Surviving Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle and Corporation Service Company, is the registered agent of the Surviving Corporation at such address.

4.6 Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 1130 Kifer Road, Sunnyvale, CA 94086, and copies thereof will be furnished to any stockholder of either Constituent Corporation upon request and without cost.

4.7 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware.

4.8 FIRPTA Notification.

(a) On the Effective Date of the Merger, TeleNav shall deliver to TNAV Holdings, as agent for the stockholders of TeleNav, a properly executed statement (the “Statement”) substantially in the form attached hereto as Exhibit A. TNAV Holdings shall retain the Statement for a period of not less than seven years and shall, upon request, provide a copy thereof to any person that was a stockholder of TeleNav immediately prior to the Merger. In consequence of the approval of the Merger by the stockholders of TeleNav, (i) such stockholders shall be considered to have requested that the Statement be delivered to TNAV Holdings as their agent and (ii) TNAV Holdings shall be considered to have received a copy of the Statement at the request of the TeleNav stockholders for purposes of satisfying TNAV Holdings’ obligations under Treasury Regulation Section 1.1445-2(c)(3).

(b) TeleNav shall deliver to the Internal Revenue Service a notice regarding the Statement in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

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IN WITNESS WHEREOF, this Agreement having first been approved by the resolutions of the Board of Directors of TNAV Holdings and TeleNav is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

TeleNav, Inc.
a Delaware corporation

By:
Dr. HaiPing Jin, President and Chief
Executive Officer

ATTEST:

Loren E. Hillberg
Secretary

TNAV Holdings, Inc.
a Delaware corporation

By:
Dr. HaiPing Jin, President and Chief
Executive Officer

ATTEST:

Loren E. Hillberg
Secretary

EXHIBIT A

— —, 20—

TO THE STOCKHOLDERS OF TELENAV, INC.:

In connection with the merger (the “Merger”) of TeleNav, Inc., a Delaware corporation (the “Company”), pursuant to the Agreement and Plan of Merger (the “Agreement”) dated as of — —, 20— between the Company and TNAV Holdings, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“TNAV Holdings”), your shares of Company stock will be replaced by shares of stock in TNAV Holdings.

In order to establish that (i) you will not be subject to tax under Section 897 of the Internal Revenue Code of 1986, as amended (the “Code”), in consequence of the merger and (ii) TNAV Holdings will not be required under Section 1445 of the Code to withhold taxes from the TNAV Holdings stock that you will receive in connection therewith, the Company hereby represents to you that, as of the date of this letter, shares of Company stock do not constitute a “United States real property interest” within the meaning of Section 897(c) of the Code and the regulations issued thereunder.

A copy of this letter will be delivered to TNAV Holdings pursuant to Section 4.9 of the Agreement.

Under penalties of perjury, the undersigned officer of the Company hereby declares that, to the best knowledge and belief of the undersigned, the facts set forth herein are true and correct.

Sincerely,

Dr. HaiPing Jin, President and Chief
Executive Officer